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                                                                   EXHIBIT 10.14




                                     NISSAN
                         NISSAN MOTOR CORPORATION U.S.A

December 11, 1996

Mr. Charles M. Smith
Acura Southwest
10455 Southwest Fwy.
Houston, TX 77074-1101

Dear Mr. Smith:

         You have requested that Nissan Motor Corporation in U.S.A. ("Nissan") consent to a re-structuring of your dealerships wherein the Sterling Automotive Group, Inc. ("Sterling"), which will become a publicly held corporation, acquires all of the stock of Round Rock Nissan, Inc.; Town North Nissan, Inc.; and Courtesy Nissan, Inc., ("Dealer").

This is to advise you that Nissan has approved the proposed restructuring and transfer in principle, SUBJECT TO THE EXECUTION BY DEALER AND YOU OF A TERM AGREEMENT ("AGREEMENT") AND INDEMNIFICATION AGREEMENT IN A FORM ACCEPTABLE TO NISSAN CONTAINING CERTAIN TERMS AND CONDITIONS INCLUDING, BUT NOT LIMITED TO THE FOLLOWING:

1.       Sterling will at all times own 100% of the stock of Dealer;

2.       Dealer will be maintained as a separate corporate entity;

3. The officers of Dealer will be Charles M. Smith ("Smith" or "you"), Sterling B. McCall, Jr., and James M. Kline;

4. Smith agrees that any transfer of his ownership interest in Sterling, or other action (such as dilution due to subsequent acquisitions) which would significantly decrease his overall ownership in Sterling requires the prior written consent of Nissan, which will not be unreasonably withheld. Accordingly, any change in the ownership of one or more key directors which would result in an ownership interest less than 20% without consent from Nissan will be void and grounds for termination of the Agreement;

5. Nissan will have no obligation to transact business with any person who is not named either as a Dealer Principal or Executive Manager of Dealer in the Agreement;

6. Restrictions in the Registration Statement providing that in the event that anyone acquires, after the date of the initial public offering, an ownership interest in Sterling greater than 20% and Nissan determines that said interest is adverse to Nissan, the Agreement shall be terminated. This provision would not, however, prevent Sterling from re-applying for the dealership based on the new ownership structure;

7. Smith, Ronald Kutz, Catherine Andrus, and Randy Ross will devote 100% of their time to the affairs of Dealer;
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Mr. Charles M. Smith
December 11, 1996
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8.       The Board of Directors of Sterling will delegate the management of the dealership operations to the Dealer Principal and the Executive
         Manager and the Dealer Principal and Executive Manager will have full and complete control over the Dealership Operations;

9. The Executive Manager will be physically present at the dealership on a full-time basis and have a substantial portion of their compensation tied to Dealer's overall performance;

10. Any change in the Dealer Principal or Executive Manager of Dealer, or the CEO, Chairman or equivalent officer of Sterling, from that specified in the Agreement requires the prior written consent of Nissan and any change in the management of Dealer or the CEO, Chairman or equivalent officer of Sterling without such consent is void and grounds for termination.

11. Site Control rights, including the Right of First Refusal on sale of dealership assets in the event of a transfer by dealer or a change in control of Sterling as referred to in paragraphs 4 and 6 above, Right of First Refusal on the sale or lease of the dealership property and Exclusivity;

12. Dealer must achieve at least regional average sales penetration and CSI within six months of the date of the Agreement and maintain at least regional average sales penetration and CSI at all times thereafter. Sterling will not be considered for additional dealerships until it is in compliance with this provision; and

13. Smith, Sterling B. McCall, Jr., and James M. Kline will hold harmless and indemnify Nissan from and against all losses, liabilities, claims, etc., relating to the public offering.

Additionally, receipt of outstanding documentation and any additional documentation as requested may be necessary in order to complete processing to this receipt.

Very Truly Yours,

NISSAN MOTOR CORPORATION U.S.A



J.C. Fassino
Regional Vice President
South Central Region